EXHIBIT 99.1

AMCORE Financial Announces Stock Price of Quarterly Dividend and Discloses It Has No Ownership in Fannie Mae or Freddie Mac

ROCKFORD, Ill., Aug. 29, 2008 (GLOBE NEWSWIRE) -- AMCORE Financial, Inc., (Nasdaq:AMFI) announced the stock price for the stock portion of its quarterly dividend is $8.137 per share.

The stock portion of the dividend is computed using the volume weighted average price (VWAP) of the five day period preceding the ex-dividend date of August 28. For instance, the number of shares issued per shareholder is calculated by taking the amount of the stock dividend, $0.135 per share, multiplied by the number of shares owned as of the record date of September 2, divided by the five-day volume weighted average price (VWAP) of $8.137 per share.

The quarterly dividend was announced August 11 and is equal to $0.05 per share in cash and $0.135 per share in common stock for a total value equal to $0.185. The dividend is payable September 12, 2008.

Regarding ownership in the Federal National Mortgage Association (Fannie Mae) or the Federal Home Loan Mortgage Corporation (Freddie Mac), AMCORE announced it does not own common stock, preferred stock or sub-debt in either agency. Fannie Mae and Freddie Mac are two government-sponsored companies that provide funding for mortgages.

AMCORE Financial, Inc. is headquartered in Northern Illinois and has banking assets of $5.2 billion with 79 locations in Illinois and Wisconsin. AMCORE provides a full range of consumer and commercial banking services, a variety of mortgage lending products and wealth management services including trust, brokerage, investment management and comprehensive retirement plan services.

AMCORE common stock is listed on The NASDAQ Stock Market under the symbol AMFI. Further information about AMCORE Financial, Inc. can be found at the Company's website at www.AMCORE.com.

CONTACT: AMCORE Financial, Inc.
         Media Inquiries:
         Katherine Taylor
         815-961-7164